#014 Putnam High Yield Trust
8/31/10

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A         $83,487
Class B   	        3,572
Class C		   2,476

72DD2 (000s omitted)

Class M		   1,077
Class R		   	272
Class Y		   5,750

73A1

Class A		$0.540
Class B		 0.483
Class C	      0.486

73A2

Class M 		$0.522
Class R		 0.526
Class Y		 0.558

74U1 (000s omitted)

Class A		 151,380
Class B		   5,563
Class C		   5,221

74U2 (000s omitted)

Class M		  2,592
Class R		    697
Class Y		 13,581


74V1

Class A		$7.40
Class B		 7.39
Class C		 7.35

74V2

Class M		$7.42
Class R		 7.30
Class Y		 7.31


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.


Item 74K

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special
Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers
Holdings, Inc. On September 26, 2008, the fund entered into receivable purchase agreements (Agreements) with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $11,983,721 in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain
(or loss) on the Receivable. The fund received $3,724,900 (exclusive of the initial payment) from the Purchasers in accordance with the terms of the Agreements.